UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2013

AIRTOUCH COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-146478	20-8820679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1401 Dove Street, Suite 330 Newport Beach, California 92660
(Address of principal executive offices)

(949) 825-6570

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 31, 2013, our audit committee concluded, after consultation with our management and independent registered public accounting firm, that errors in our recognition of revenue require us to restate previously reported financial results, as described below.

We have determined that shipments to one customer were improperly recognized as revenue in the aggregate approximate amount of $1.2 million for the quarter ended September 30, 2012. We will be restating our consolidated statements of comprehensive loss for the three and nine month periods ended September 30, 2012 and our consolidated balance sheet as of September 30, 2012 for purposes of reversing approximately $1.2 million of revenue during such periods. The restatement will also result in a decrease in our previously reported accounts receivable as of September 30, 2012 by $1.2 million. The restatements will result in corresponding changes to other items in our consolidated financial statement as of and for the three and nine periods ended September 30, 2012.

We intend to file an amendment to our quarterly report on Form 10-Q through the quarter ended September 30, 2012 filed with the Securities and Exchange Commission on November 14, 2012. Accordingly, the financial statements previously issued by us as of and for the three and nine periods ended September 30, 2012 and contained in that report should no longer be relied upon.

The audit committee of our board of directors decided to restate our financial statements as of and for the three and nine periods ended September 30, 2012 and file an appropriate amendment in a meeting held on January 31, 2013. In addition, we have discussed the restatements described above with Anton & Chia, LLP, our independent registered public accounting firm, which concurs with our conclusion that the restatements are appropriate and which is in the process of evaluating management’s proposed adjustments.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRTOUCH COMMUNICATIONS, INC.

Dated: February 7, 2013	/s/ Jerome Kaiser __
Jerome Kaiser, Chief Financial Officer